UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 19, 2007

eSpeed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 East 59th Street, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On April 19, 2007, eSpeed, Inc. (the “Company”) issued the statement set forth below.

The Board of Directors of the Company, including its four independent directors, has considered the various public statements and proposals made by one of eSpeed’s competitors and by certain shareholders in Schedule 13D filings in recent weeks. On April 19, 2007, the Company sent a letter to Terry Smith of Tullett Prebon plc (“Tullett”) stating that the Board of Directors has been informed by its controlling stockholder, Cantor Fitzgerald, L.P. (“Cantor”), that it is not interested in selling its controlling interest in the Company to Tullet, in terminating its arrangements with eSpeed on the terms proposed by Tullet in its recent letters, or in proposing alternative terms to Tullett. The Company is not in a position to pursue Tullett’s acquisition proposal because such a proposal cannot be consummated without the consent of our controlling stockholder.

As the Company has indicated in its public filings since its formation, neither the Company nor its Board of Directors may take any of the following actions without Cantor’s express approval: (i) convert Cantor’s Class B common shares of eSpeed into Class A common shares, (ii) undertake a business combination with another entity, or (iii) terminate the perpetual clearing, technology and other arrangements with Cantor and its affiliate BGC Partners set forth in the Joint Services Agreement. Any proposal to take such actions in connection with a potential acquisition of eSpeed must be approved by Cantor.

The Board of Directors of the Company is fully aware of its fiduciary duties and has taken the interests of all of its stockholders into account in determining not to engage in a process with a competitor to pursue a proposed transaction that is incapable of consummation.

The text of the correspondence with Tullett is attached as an exhibit to the press release.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	eSpeed, Inc. press release dated April 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

eSpeed, Inc.

Date: April 19, 2007	By:	/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and Secretary